Exhibit 23.3

CONSENT OF SEWARD & KISSEL LLP

We hereby consent to the incorporation by reference to the opinions filed as exhibits 5.1 and 8.1 to the Prior Registration Statements and each reference to us and the discussions of advice provided by us in the Prior Registration Statements, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to any part of the Registration Statement.

/s/ Seward & Kissel LLP
Seward & Kissel LLP
New York, New York
April 10, 2023